EXHIBIT 2

                                                           For Immediate Release
                                                               September 7, 1999

From: Levcor International, Inc.
      1071 Avenue of the Americas
      New York, NY 10018

Contact: Robert A. Levinson, President
         (212) 354-8500

         LEVCOR INTERNATIONAL ACQUIRES ANDREX INDUSTRIES' KNIT DIVISION

      Levcor International, Inc. (OTCBB: LEVC) announced today that it had consummated its previously announced acquisition of certain assets of the Knit Division of Andrex Industries Corp. Terms were not disclosed.

      Steve Gottdiener, the president of Andrex and Ellen Green Schrifrin, the vice-president of Andrex, have been retained by Levcor as consultants for the new Knit Division of Levcor.

      Levcor is a converter of woven fabrics. Levcor specializes in converting cotton, cotton-blend fabrics and pure-synthetic-fiber-fabrics for sale to domestic apparel manufacturers. Andrex is a leading converter of knit fabrics, also for the apparel industry. The acquisition is intended to lesson the seasonality of Levcor's business. Levcor usually sells more of its converted fabrics in the autumn and spring retail selling seasons.